Exhibit 99



                                        Kathleen S. Dvorak
                                        Vice President, Investor Relations
                                                   or
                                        Randall W. Larrimore
                                        President and Chief Executive Officer
                                        United Stationers Inc.
                                        (847)  699-5000

                                        FOR IMMEDIATE RELEASE


                     UNITED STATIONERS ELECTS
              MAX D. HOPPER TO ITS BOARD OF DIRECTORS


     DES PLAINES, Ill., August 12, 1998 - The board of directors of United Stationers Inc. (Nasdaq:USTR) today announced that it has approved an increase in the number of directors from nine to ten and has elected Max D. Hopper to fill the newly created opening.

     "During the last year, one of our goals has been to add the expertise of top businesspeople outside the company to our board," explained Frederick B. Hegi, chairman of the board. "We are delighted that Max Hopper is joining our board. Max's expertise in electronic commerce, multimedia, networked computing and data warehousing will be particularly helpful to United as we anticipate technology needs to better serve our customers in the years ahead."

     Hopper  founded  Max  D.  Hopper Associates  in  1995.   This
consulting firm helps its clients benefit from advanced information technologies. Prior to this, Hopper spent 20 years at AMR Corporation, an air transportation company (including American Airlines) and provider of information services to the travel and transportation industry. From 1993 to 1995, he served as chairman of The SABRE Group, a $1.5 billion technology services business, and as senior vice president of information systems from 1985 to 1993.

     Because of his leadership of a landmark study on automating travel agencies in 1975 and his activities since, Hopper has been called the "father of automation" in the travel industry. His other honors include recently being named one of this decade's 12 most influential information services (IS) executives by CIO Magazine, becoming the first IS executive to be inducted into INFOMART's Information Processing Hall of Fame in 1997, receiving the DPMA Distinguished Information Services award, being named to Computerworld Magazine's top 25 contributors to information systems in 1992, and a Society for Information Management's Partners in Leadership award in 1991.

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
United Stationers Elects Max D. Hopper
to its Board of Directors
Page two of two


     Hopper is a member of the board of overseers for The Computer Museum, and is on The Conference Board. He also serves on several university boards: as chairman of the advisory council for the Graduate School of Management -- University of Texas at Dallas, a director of the National Board of Visitors at Texas Christian University's M.J. Neely School of Business at Ft. Worth, and as a member of the Executive Board for Southern Methodist University's School of Engineering and Applied Sciences.

     United Stationers Inc. is North America's largest wholesaler of business products to resellers. Through its computer-based distribution systems, it makes more than 35,000 items available to over 20,000 resellers substantially within 24 hours of order placement through 64 regional distribution centers.

     United Stationers' common stock trades on The Nasdaq Stock MarketSM under the symbol USTR.

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